C. NOW THEREFORE in consideration of the premises and the covenants, agreements, representations and warranties herein, the sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1 Defined Terms.

As used in this Agreement, the following terms have the following meanings:

"Agreement" means this Option Agreement, including all amendments and modifications, and all schedules and exhibits, all of which are incorporated herein by reference.

"Encumbrance" means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, royalty, restrictive covenant or other claim or encumbrance of any nature, whether or not capable of being registered against title.

"Exploration Expenditures" means all fund obligations (including lease payments, advance royalties, work commitments, state and federal payments, royalties, etc.), costs directly related to exploration (including preparation of reports, assaying costs, studies, and other exploration and development costs), environmental remediation costs and other usual and customary exploration and development expenditures and a 10% management and administration charge on all other costs..

"Participant" means the Optionor or the Optionee or any permitted successor or assign of the Optionor or Optionee under this Agreement.

"Property" means the Property as described in Schedule A.

1.2 Currency

All dollar amounts expressed herein, unless otherwise specified, refer to lawful currency of Canada.

1.3 Schedules

The following schedules are incorporated into this Agreement by reference:

Schedule A Description of the Property
ScheduleB Net Smelter Royalty Definition

Apr 2010 all payments and share issuances made pursuant to orig agt and the Amending Agt. Subject only to item B3 of Amended Agt - Advanced Royalty payment

1.4 Governing Law

This Agreement will be construed and governed by the laws in force in British Columbia and, except where matters are expressed herein to be subject to arbitration, the courts of British Columbia will have exclusive jurisdiction to hear and determine all disputes arising hereunder. This Section will not be construed to affect the rights of a party to enforce a judgment or award outside British Columbia, including the right to record or enforce a judgment or award in a jurisdiction in which any of the Property is situated.

1.5 Severability

If any provision of this Agreement is or becomes illegal, invalid or unenforceable, in whole or in part, the remaining provisions will nevertheless be and remain valid and subsisting and the said remaining provisions will be construed as if this Agreement had been executed without the illegal, invalid or unenforceable portion.

ARTICLE 2
REPRESENTATIONS, WARRANTIES AND COVENANTS

2.1 Representations and Warranties of the Optionor

The Optionor represents and warrants to the Optionee that,:

(a) the Optionor owns and possesses and has good and marketable title to the Property free and clear of all mortgages, liens, charges, pledges, security interests, royalties, material liabilities, including contingent liabilities, encumbrances or other claims whatsoever and, without limiting the generality of the foregoing, the Optionor and its Affiliates have not entered into and there are not any agreements or options to grant or convey any interest in the Property or to pay any royalties with respect to the Property;

(b) the Property have been duly and validly recorded and issued pursuant to all applicable laws and regulations and is in good standing; all activities on or in relation to the Property up to the date hereof have been in compliance with all Laws including all Environmental Laws; and no conditions exist which could give rise the making of a remediation order or similar order in respect of the Property or which could subject the Optionee to liability including any Environmental Liabilities;

(c) the Optionor has full power and absolute authority to grant to the Optionee and its Affiliates the rights provided in the Agreement and has received all written Authorization or approvals required to grant the rights and to enter into and perform the Agreement;

(d) the execution and delivery of the Agreement and the exercise by the Optionee or its Affiliates of the rights granted under the Agreement will not conflict with or be in contravention of any law, regulation or order of

4B
C.K.

any government, government department or other competent authority or conflict with righs of third parties or result in a breach of or default under any agreement ort other instrument or obligation to which the Optionor or any Affiliate is a party or by which the Optionor or any Affiliate or the Property may be bound;

(e) the Agreement will constitute a legal, valid and binding obligation of the Optionor;

(f) there are not any suits, actions, prosecutions, investigations or proceedings, actual, pending or threatened, against or affecting the Optionor, or that relates to or has an adverse effect on the Property; and

(g) all taxes, rates or other levies or every nature and kind heretofore levied against the Property have been fully paid and satisfied.

2.2 Representations and Warranties of the Optionee

The Optionee represents and warrants to the Optionor that:

(a) the Optionee has full power and absolute authority to enter into the Agreement and has received all written Authorizations or approvals required to grant the rights and to enter into and perform the Agreement;

(b) the execution and delivery of the Agreement and the exercise by the Optionee of the rights granted under the Agreement will not conflict with or be in contravention of any law, regulation or order of any government, government department or other competent authority or conflict with rights of third parties or result in a breach of or default under any agreement or other instrument of obligation to which the Optionee is a party or by which the Optionee may be bound; and

2.3 Survival of Representations and Warranties

The representations, warranties and covenants contained in this Agreement are conditions on which the parties have relied in entering into this Agreement and will survive the execution hereof. All representations, warranties and covenants will terminate upon the exercise of the Option. Each of the Optionor and the Optionee will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement. A party may waive any of such representations, warranties, covenants, agreements or conditions in whole or in part at any time without prejudice of its right in respect of any other breach of the same or any other representation, warranty, covenant, agreement or condition.

Apr 2010 all payments and share issuances made pursuant to orig agt and the Amending Agt Subject only to item B3 of Amended Agt - advanced Royalty payment

ARTICLE 3

GRANT AND EXERCISE OF OPTION

The Optionor hereby grants to the Optionee the sole and exclusive right and option (the "**Option**") exercisable in accordance with this Article 3, to acquire an undivided 100% interest in the Property on the following terms:

Cash payments to Optionor

$10,000 Upon Exchange approval of this Agreement, a non refundable sum which will allow the Optionee a 60 day due diligence period in which to elect whether or not to proceed with the Option.

$20,000 on the Optionee electing to proceed within 60 days

$30,000 on or before 1st Anniversary of Agreement

$30,000 on or before 2nd Anniversary of Agreement

PFN Common Share payments to Optionor

75,000 PFN Shares upon Exchange Approval

75,000 PFN Shares on or before 1st Anniversary

75,000 PFN Shares on or before 2nd Anniversary

75,000 PFN Shares on or before 3rd Anniversary

Exploration Expenditure

___ **$200,000** on or before first Anniversary

Apr 2010 all payments and share issuances made pursuant to orig agt and the Amended Agt. Subject only to item B3 of Amended Agt - Advanced Royalty payment

$250,000 on or before second anniversary

$300,000 on or before third anniversary

Advance Royalty Payments to Optionor

$40,000 on or before fourth anniversary

$40,000 on or before fifth anniversary

$40,000 on or before sixth anniversary

Advance royalty payments to be deducted from future NSR payments. Advance royalty payments are payable only while the Optionee or a transferee holds an interest in the Property .

Upon completing the above cash and share payments and complying with the required exploration expenditures, all within the above time framework, the Optionee will automatically vest with 100% interest in the Property following which the Optionee will be responsible for the advance royalty payments. The Optionee may accelerate the above share and cash payments and exploration expenditures in order to vest earlier with 100% interest in the Property

Drill Programs

During the Option the Optionee will give the Optionor a first right to bid on any proposed diamond drilling on the Property. In order to succeed the bid must be competitive with other bids and meet the specifications and equipment specifications set out in the proposed program.

Additional Share Payment

Upon the Optionee, after vesting, causes a positive feasibility study to be completed on the Property, the Optionee will issue an additional 100,000 shares of its capital stock to the Optionor.

Net Smelter Royalty (NSR)

Upon the Optionee vesting with 100% interest in the Property the Optionor shall retain a 2% NSR in all future mineral production including gems from the Property. The Optionee shall have the right to purchase a 1% NSR from the Optionor for $750,000.

Assignment

Apr 2010 all payments and share issuances made pursuant to orig agt and the Amending Agt. Subject only to item B5 of Amended Agt - Advanced Royalty payment

The Optionee shall have the right at any time during the tenure of this Agreement to assign any or all of its rights and obligations under this Agreement to a third party, provided the Optionor's rights are not diminished in any manner, whereby expenditures or payments by the third party will be deemed to be made by the Optionee.

Termination of the Option

The Optionee may terminate the Option at any time, but confirms that the initial $10,000 payment for the 60 day Option is non-refundable. Upon termination of the Option the Optionee will have no further right to acquire any interest in the Property and will have no further obligation hereunder, except the following:

(a) to deliver to the Optionor or its designee:

(i) all data, information and reports on work carried out by the Optionee during the Option Period on the Property, all drill core, assay pulps, maps, drilling logs, assay results and other technical data compiled by the Optionee with respect to the Property.

(b) if requested to do so by the Optionor within a period of 180 days following such termination, to remove from the Property all temporary structures, plant, equipment, machinery, tools, appliances and supplies erected, installed or brought upon the Property by or on behalf of the Optionee and

ARTICLE 4
OPTION PERIOD

4.1 **Right of Entry During Option Period**

Throughout the Option Period, the Optionee and its Affiliates, employees, agents and independent contractors will have the right in respect of the Property to:

(a) enter thereon;

(b) have exclusive and quiet possession thereof;

(c) do such prospecting, exploration, development and or other mining work thereon and thereunder as the Optionee in its sole discretion may determine to be advisable including, without limitation, the removal of ores, minerals and metals from the Property, but only for the purpose of testing; and

(d) bring upon and erect upon the Property such facilities as the Optionee may deem advisable.

(e) The Optionee agrees to file all assessment work relating to its activities on the Property and to keep the Property in good standing..

The Optionee's rights pursuant to this Section will at all times be subject to any restrictions that may be required by the Laws and to a right of entry in favour of the Optionor to observe the results of the exploration work, so long as the Optionor's right of entry is at its sole risk and expense and so long as it does not unduly interfere with the Optionee's activities.

4.2 Obligations of the Optionor During the Option Period

The Optionor covenants and agrees that during the Option Period the Optionor will not, sell, transfer, assign, encumber, pledge, mortgage or otherwise grant a security interest in the Property.

The Optionor agrees to transfer title to the Property in trust to the Optionee within 90 days of the date of this Agreement. The Optionee agrees to transfer title back to the Optionor with 30 days of it formally terminating this Agreement in writing and not vesting with an interest or if it wishes to relinquish the Property after vesting with 100% interest.

FORCE MAJEURE

4.3 Events

Notwithstanding any other provisions contained herein, the Optionee will not be liable for its failure to perform any of its obligations nor will it lose any of its rights under this Agreement due to a cause beyond its control (except those caused by its own lack of funds) including, but not limited to: acts of God, acts of war, terrorism, fire, flood, explosion, strikes, lockouts or other industrial disturbances or civil disturbance, Laws, inability to obtain any Authorizations (where the party seeking to invoke the provisions of this Article has taken all commercially reasonable steps to obtain the necessary Authorizations), non-availability of materials or transportation, and protests, demonstrations or other events causing work stoppages by environmental lobbyists, political or ethnic groups (each an "**Intervening Event**").

4.4 Effect of Intervening Events

For the purposes of this Article , the inability of the Optionee to conduct planned work on any of the Property, by reason of an Intervening Event (including, without limitation, the inability to obtain all Authorizations necessary for drilling on the Property where all reasonable steps have been taken to obtain the necessary Authorizations) will be deemed to be an Intervening Event with respect to the funding of Exploration Expenditures necessary to maintain and exercise the Option. Each of the deadlines specified in Article 3 for the completion of

Apr 2010 all payments and share issuance is made pursuant to orig agt and the Amending Agt. Subject only to item B3 of Amended Agt - Advance Royalty payment

9 HB
C.K.

Exploration Expenditures will be extended by the length of the Intervening Event. The Optionee will immediately take all commercially reasonable steps to eliminate any such Intervening Event.

4.5 Obligation to Remove Intervening Events

A party relying on the provisions of this Article 7 will take all commercially reasonable steps to eliminate any Intervening Event and its effects hereunder and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any Law or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

4.6 Giving Notice

A party relying on the provisions of this Article will give notice to the other party forthwith upon the occurrence of the Intervening Event and forthwith after the end of the period of delay when such Intervening Event has been eliminated or rectified.

4.7

REPORTING AND CONFIDENTIAL INFORMATION

The Optionee shall provide the Optionor with a quarterly written report summarizing the results of its activities on the Property.

All information obtained during the tenure of the Option will be kept confidential by the Optionor, which will not permit the disclosure of such information or the terms of this Agreement, or permit the use of such information other than as required by any Law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction. The Optionee will provide the Optionor with a copy of any intended press release it wishes to distribute, prior to its release.

ARBITRATION

4.8 Single Arbitrator

Subject to the express provision of this Agreement, any matter required or permitted to be referred to arbitration hereunder or in dispute hereunder will be determined by arbitration under the International Commercial Arbitration Act of British Columbia (in this Article, the "**Act**") by a sole arbitrator.

4.9 Alleged Default

If the Optionee is alleged to be in default of any requirement herein, the Optionor shall give written notice to the Optionee specifying the default. In such event the Optionee will not lose any rights under this Agreement unless, within 30 days after the receipt of the notice of

HB C.K.

ARTICLE 5

5.1 Further Assurance

Each of the parties hereto will execute and deliver or cause to be executed and delivered such further documents and instruments and give such further assurances as the other may reasonably require to evidence and give effect to any acquisition and/or transfer of a mineral interest as provided in this Article.

5.2 Other Activities and Interests

This Agreement and the rights and obligations of the parties hereunder are strictly limited to the Property Each party will have the free and unrestricted right to enter into, conduct and benefit from business ventures of any kind whatsoever, whether or not competitive with the activities undertaken pursuant hereto, without disclosing such activities to the other party or inviting or allowing the other to participate.

ARTICLE 6
GENERAL

6.1 Entire Agreement

This Agreement and the Schedules hereto constitute the entire agreement between the parties hereto. This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto.

6.2 No Waiver of Breaches

No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder will be deemed or construed to be a consent to or a waiver of any other breach or default.

6.3 Further Assurances

The parties will promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the parties' respective interests hereunder from time to time.

6.4 Enurement

This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

Apr 2010 all payments and share issuances made pursuant to orig agt and the Amending Agt. Subject only to item B5 of Amended Agt - Advanced Royalty payment

6.5 Special Remedies

Each of the parties agrees that its failure to comply with the covenants and restrictions would constitute an injury and damage to the other party impossible to measure monetarily and, in the event of any such failure, the other party will, in addition and without prejudice to any other rights and remedies at law or in equity, be entitled to injunctive relief restraining, enjoining or specifically enforcing the provisions of this Agreement as the case may be, and any party intending to breach the provisions of this Agreement hereby waives any defence it may have in law to such injunctive or equitable relief.

6.6 Time of the Essence

Time is of the essence in the performance of each obligation under this Agreement.

IN WITNESS WHEREOF the parties have executed this Option Agreement. as of the date of this Agreement.

PACIFIC NORTHWEST CAPITAL CORP. by its authorized signatory:

____

DIAMOND HUNTER LTD by its authorized signatory:

____

HB [redacted]: April 30 2007
C.K.

SCHEDULE A

to the Option Agreement made as of 30 April, 2007 between
Pacific North West Capital Corp and Diamond Hunter Ltd

DESCRIPTION OF PROPERTY

Mineral Claim S-110665P

Saskatchewan

There is an Area of Interest shown on the attached map in which if either party stakes a mineral claim it will become part of the Property. This area of interest excludes existing mineral properties.

Apr 2010 all payments and share issuances made pursuant to orig agt and the Amending Agt. Subject only to item B3 of Amended Agt - Advanced Royalty payment

SCHEDULE B

to the Option Agreement made as of 30 April, 2007 between Pacific North West Capital Corp. and Diamond Hunter Ltd

NET SMELTER ROYALTY DEFINITION

(143) C.K.

SCHEDULE "B"

To the Agreement Dated Apr. 1 30/2007 Between Diamond Hunter Ltd and Pacific North West Capital RE Nickel Plats

CALCULATION OF NET SMELTER RETURNS

1. For the purposes hereof, the term "Net Smelter Returns" shall mean gross revenues from the sale by the Owner of all ore, concentrate and metal produced from the Claims, after deduction of the following:

   a) all smelting and refining costs, sampling, assaying and treatment charges and penalties including, but not limited to, metal losses, penalties for impurities and charges for refining, selling and handling by the smelter, refinery or other purchaser (including price participation charges by smelters and/or refiners); and

   b) costs of handling, transporting, securing and insuring such material from the Claims or from a concentrator, whether situated on or off the Claims, to a smelter, refinery or other place of treatment, and in the case of gold, silver or other precious metal concentrates security costs;

   c) ad valorem taxes and taxes based upon sales or production, but not income taxes;

   d) estimated costs of decommissioning, reclamation or related environmental costs, both pre- and post- closure; and

   e) marketing costs, including sales commissions, incurred in selling ore, concentrate and metal produced from the Claims.

2. Payment of a percentage of Net Smelter Returns shall be made within forty-five (45) days after the end of each calendar quarter in which Net Smelter Returns, as determined on the basis of final adjusted invoices, are received by the Owner. all such payments shall be made in Canadian dollars.

3. For the purposes of determining Net Smelter Returns, all receipts and disbursements in currency other than Canadian shall be converted into Canadian currency on the day of receipt or disbursement, as the case may be.

4. After the year in which commercial production is commenced on the Claims, each Owner shall be provided annually on or before April 1st with a copy of the calculation of Net Smelter Returns payable pursuant to this Schedule for the preceding year, certified correct by the Owner. Unless contested within thirty (30) days following the receipt thereof, such calculations shall be deemed to have been accepted as correct in every respect by the receiving party. If a calculation is contested, the receiving party shall have sixty (60) days following the receipt of such calculations to complete an audit at its own expense except as hereinafter provided of the Owner's books and records relating to such

Apr 2010 all payments and share issuance made pursuant to this agt and the Amending Agt. Subject to term B3 of Amended Agt - Advanced royalty payment

HB
C.K.

calculations and to make a claim with respect thereto; provided that the auditors shall not be permitted to investigate any item or expenditure to which the Owner reasonably objects on the grounds that such investigation would disclose information unrelated to such calculation. If such audit required by the receiving party determines that the Net Proceeds originally calculated was deficient by more than 5% of the interest in Net Proceeds as determined by such audit, the Owner shall bear the cost of such audit but in no event shall the Owner pay an amount toward the cost of such audit that is in excess of the amount of such deficiency.

5. Nothing contained in the Agreement or any schedule attached thereto shall be construed as conferring upon any party thereto entitled to received a percentage of net Smelter Returns from the Owner any right to or beneficial interest in the Claims. The right to receive a percentage of Net Smelter Returns from the Owner as and when due shall be and shall be deemed to be a contractual right only.

Apr 2010 all payments and share issuances made pursuant to orig agt and the Amending Agt. Subject only to item B3 of Amended Agt - Advanced Royalty payment